________________________________________________________ Press Release For immediate release
_________________________________________________
Invesco Ltd. Announces July 31, 2013
Assets Under Management

Investor Relations Contact:  Jordan Krugman   404-439-4605
Media Relations Contact:  Bill Hensel   404-479-2886

Atlanta, August 12, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $729.4 billion, an increase of 3.4% month over month.  The increase was primarily due to favorable market returns, increases in money market AUM, positive long-term flows and net flows in the QQQ’s.  FX increased AUM by $0.9 billion during the month.  Long-term flows for the month were driven primarily by active AUM.  Preliminary average total AUM for the quarter through July 31 were $722.9 billion, and preliminary average active AUM for the quarter through July 31 were $596.9 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
July 31, 2013(a)	$729.4	$339.8	$172.2	$51.6	$80.6(b)	$85.2
June 30, 2013	$705.6	$321.4	$173.1	$49.7	$77.8	$83.6
May 31, 2013	$729.6	$330.7	$178.0	$51.7	$82.7	$86.5
April 30, 2013	$726.7	$326.2	$179.1	$51.8	$81.8	$87.8
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
July 31, 2013(a)	$600.8	$268.2	$131.1	$51.6	$80.6(b)	$69.3
June 30, 2013	$581.9	$255.7	$130.6	$49.7	$77.8	$68.1
May 31, 2013	$600.4	$263.6	$133.5	$51.7	$82.7	$68.9
April 30, 2013	$599.2	$261.0	$135.4	$51.8	$81.8	$69.2
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
July 31, 2013(a)	$128.6	$71.6	$41.1	$0.0	$0.0	$15.9
June 30, 2013	$123.7	$65.7	$42.5	$0.0	$0.0	$15.5
May 31, 2013	$129.2	$67.1	$44.5	$0.0	$0.0	$17.6
April 30, 2013	$127.5	$65.2	$43.7	$0.0	$0.0	$18.6

As previously announced, the company has entered into an agreement to sell Atlantic Trust Private Wealth Management which was accounted for as discontinued operations in our Q2 results.  The AUM for Atlantic Trust are excluded from all periods presented in the table above(d).

(a)  Preliminary – subject to adjustment.
(b)  Preliminary - ending money market AUM include $76.4 billion in institutional money market AUM and $4.2 billion in retail money market AUM.
(c)  Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates.  Active AUM are total AUM less passive AUM.
(d)  For the period ending July 31, 2013, the excluded Atlantic Trust total AUM were $22.4 billion with $21.9 billion in balanced and $0.5 billion in equity.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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